CONSENT OF INDEPENDENT AUDITORS


     We consent to the use in Post-Effective Amendment No. 31 to Registration Statement No. 2-55301 of Prudential-Bache MoneyMart Assets Inc. of our report dated February 1, 1995, appearing in the Statement of Additional Information, which is incorporated by reference in such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is incorporated by reference in such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.


/s/ DELOITTE & TOUCHE LLP


Deloitte & Touche LLP
New York, New York
December 20, 1995